SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15


     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 0-24156

                              FORE SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

                              FORE SYSTEMS, INC.
                                1000 FORE Drive
                      Warrendale, Pennsylvania 15086-7502
              (Address, including zip code, and telephone number,
           including area code, of registrant's principal executive
                                   offices)

                         Common Stock ($.01 par value)
           (Title of each class of securities covered by this Form)

                                     None
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

               Please place an X in the box(es) to designate the
           appropriate rule provision(s) relied upon to terminate or
                       suspend the duty to file reports:


              Rule 12g-4(a)(1)(i) [X]    Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g-4(a)(1)(ii)[ ]    Rule 12h-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(i) [ ]    Rule 12h-3(b)(2)(ii) [ ]
              Rule 12g-4(a)(2)(ii)[ ]    Rule 15d-6           [ ]
              Rule 12h-3(b)(1)(i) [X]


Approximate number of holders of record as of the
certification or notice date:    1

     Pursuant to the requirements of the Securities Exchange Act of 1934, FORE Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  June 21, 1999                     By: /s/ Bruce Haney
                                            ----------------------------------
                                            Name:  Bruce Haney
                                            Title: Senior Vice-President &
                                                   Chief Financial Officer